SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2007

On2 Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

1-15117
(Commission File Number)

84-1280679
(IRS Employer Identification No.)

21 Corporate Drive, Suite 103, Clifton Park, NY 12065
(518) 248-0099
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2007, On2 Technologies, Inc. (“On2”) entered into an Underwriting Agreement with ThinkEquity Partners LLC and Merriman Curhan Ford & Co. (collectively, the “Underwriters”), pursuant to which On2 agreed to sell to the Underwriters, and the Underwriters agreed to purchase from On2, in a firm commitment underwritten offering, 13,000,000 shares of On2’s common stock at a purchase price of $1.00. On2 also agreed to sell to the Underwriters up to an additional 1,950,000 of common stock at the option of the Underwriters to cover over-allotments, which option must be exercised within 30 days of the filing date of On2’s prospectus covering the shares to be issued in the offering. On2 filed this prospectus with the Securities and Exchange on October 18, 2007, pursuant to which the common stock will be issued and sold by On2 through the Underwriters to members of the public. On2 expects the committed shares to be issued on October 23, 2007; the option shares may be issued from time-to-time within four business days following the date when the Underwriters exercise their option to purchase these shares during the option period. As of October 22, 2007, the Underwriters had not exercised their option.

A copy of the Underwriting Agreement is attached as Exhibit 10.1 to this Current Report. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement.

Item 7.01. Regulation FD Disclosure.

On October 18, 2007, On2 issued a press release regarding the offering of common stock pursuant to the Underwriting Agreement. A copy of that press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Reports and Exhibits.

(d)

Exhibit No.	Description

10.1	Underwriting Agreement, dated October 17, 2007, between On2 Technologies, Inc., on the one hand, and ThinkEquity Partners LLC and Merriman Curhan Ford & Co., on the other hand

99.1	Press Release, issued October 18, 2007, regarding Underwritten Offering of Common Stock by On2 Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2007	On2 Technologies, Inc.
By: /s/ Bill Joll
Name: Bill Joll
Title: President and CEO

Exhibit No.	Description

10.1	Underwriting Agreement, dated October 17, 2007, between On2 Technologies, Inc., on the one hand, and ThinkEquity Partners LLC and Merriman Curhan Ford & Co., on the other hand

99.1	Press Release, issued October 18, 2007, regarding Underwritten Offering of Common Stock by On2 Technologies, Inc.